                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement        [ ]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   Ecogen Inc.
   --------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

   --------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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              --------------------------------------------------------------
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       (3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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              Act Rule 0-11(a)(2) and identify the filing for which the
              offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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

                                   ECOGEN INC.
                          Langhorne, Pennsylvania 19047

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  April 6, 2000


TO THE STOCKHOLDERS OF ECOGEN INC:


            NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Ecogen Inc., a Delaware corporation (the "Company"), will be held at The Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, Pennsylvania, 19103 on April 6, 2000, at 10:00 a.m., local time, for the following purposes:

       I. To elect five members of the Board of Directors, each to serve until the next annual meeting;

       II. To ratify the appointment of KPMG LLP as independent auditors to audit the Company's books and accounts for fiscal year 2000; and

       III. To transact such other business as may properly come before the meeting.

            The Board of Directors has fixed February 7, 2000 as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting. Consequently, only holders of Common Stock of the Company of record on the transfer books of the Company at the close of business on February 7, 2000 will be entitled to notice of and to vote at the meeting.

            We invite all stockholders to attend the meeting. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, HOWEVER, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. If you attend the meeting, you may vote in person, even though you have sent in your proxy.


                                          James P. Reilly, Jr.
                                          Chairman and Chief Executive Officer


Langhorne, Pennsylvania
March 6, 2000

                                   ECOGEN INC.
                            2000 CABOT BOULEVARD WEST
                          LANGHORNE, PENNSYLVANIA 19047

                                 PROXY STATEMENT

            The accompanying proxy is solicited by the Board of Directors of Ecogen Inc. (the "Company") for use at its 2000 Annual Meeting of Stockholders (the "Annual Meeting") to be held on April 6, 2000. Copies of this proxy statement and the accompanying proxy are being mailed on or after March 6, 2000, to the holders of record of the Company's common stock, par value $.01 per share (the "Common Stock") on February 7, 2000. The proxy may be revoked by a stockholder at any time prior to its use by giving written notice of such revocation to the Secretary of the Company or by voting in person at the Annual Meeting. The expense of this solicitation will be paid by the Company. Officers and other employees of the Company may solicit proxies personally or by telephone.

            The persons named in the accompanying proxy will vote as set forth under "Election of Directors" with respect to the election of directors. With respect to the other subjects referred to in this proxy statement, the persons named in the accompanying proxy will vote as stated in the proxy.

            Holders of Common Stock of record at the close of business on February 7, 2000, will be entitled to one vote per share held of record on all business of the Annual Meeting. On February 7, 2000, there were approximately 10,509,263 shares of Common Stock outstanding. The presence at the Annual Meeting in person or by proxy of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum to conduct business at the meeting. Proxies submitted which are marked "abstain" or "withhold authority" will be deemed present at the meeting for purposes of determining a quorum to conduct business at the meeting.

            If a quorum is present, the election of directors will be decided by a plurality of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote thereon. Shares represented by proxies which are marked "abstain" or "withhold authority" and shares as to which a broker indicates that it does not have discretionary authority to vote (referred to herein as non-votes by brokers) with respect to any or all nominee(s) for director will not be deemed present for purposes of voting on the election of any or all such nominee(s) for director and therefore will have no impact on the vote on any or all such nominee(s).

            The approval of all other matters brought before the meeting will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote thereon. Shares represented by proxies which are marked "for," "against" or "abstain" will be counted for purposes of determining the vote required for approval of these other matters, and the total number of votes cast "for" each of these other matters will determine whether sufficient affirmative votes have been cast. An abstention from voting on these other matters has the same legal effect as a vote against any such matter and shares represented by proxies which are marked "withhold authority" (including non-votes by brokers) are not counted for purposes of determining whether these other matters have been approved.

            The Company's fiscal year begins on November 1 and ends on October
31. Unless the context otherwise requires, all references in this proxy statement to a particular year shall mean the Company's fiscal year.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

            Five directors are to be elected at the 2000 Annual Meeting of Stockholders to serve until the 2001 Annual Meeting of Stockholders and until their respective successors are elected and qualified. The persons named in the accompanying proxy intend to vote for the election of the nominees identified below unless authority to vote for one or more of such nominees is specifically withheld in the proxy.

            The Board of Directors is informed that all of the nominees are willing to serve as directors, but if any of them should decline to serve or become unavailable for election as a director at the Annual Meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors accordingly.

            The nominees for election to the Company's Board of Directors are:

            MR. ESTEBAN A. FERRER, 49, has served as a director of the Company since January, 1996. From 1983 until 1995, he served as Secretary of the Company. Since September, 1990, Mr. Ferrer has been a partner at the law firm of Paul, Hastings, Janofsky & Walker LLP. Mr. Ferrer holds a Juris Doctor degree from Columbia University School of Law and is admitted to practice in the states of Connecticut and New York. **/***

            MR. PHILIPPE D. KATZ, 38, has served as a director of the Company since February, 1998. Since 1996, Mr. Katz has been a partner at the investment firm of United Equities(Commodities) Company. From 1992 to 1996, Mr. Katz was associated with United Equities(Commodities) Company. From 1989 to 1992, Mr. Katz was associated with the law firm of Weil, Gotshal & Manges. */**

            DR. LOWELL N. LEWIS, 68, has served as a director of the Company since February, 1989. Since February, 1992, Dr. Lewis has been an International Research Management Consultant. From January, 1988 through his retirement from the University of California in April, 1991, Dr. Lewis was employed at the University of California as Associate Vice President for Programs, Agriculture and Natural Resources; Associate Director of the California Agricultural Experiment Station; and Associate Director of Cooperative Extension. */***

            MR. JAMES P. REILLY, JR., 53, has served as Chairman of the Board of Directors of the Company since November 1, 1995 and as a director of the Company since June, 1992. Since January, 1994, Mr. Reilly has been the Chief Executive Officer of the Company and since June, 1992, he has been the Company's President. From June, 1992 to January, 1994, Mr. Reilly served as Chief Operating Officer of the Company. From 1976 until he joined the Company, Mr. Reilly was employed in various management capacities at Rhone-Poulenc, Inc., most recently, from April, 1991 to May, 1992, as Vice President and General Manager of the Fine Chemicals Division.**

            MR. JOHN R. SUTLEY, 57, has served as a director of the Company since March, 1996. From 1994 to 1999, he was President and Chief Executive Officer of Nalco/Exxon Energy Chemicals, L.P., a specialty chemicals company. From 1968 to 1994, Mr. Sutley was employed in various management capacities at Nalco Chemical Co., most recently, from 1991 to 1994, as Group Vice President of Nalco Chemical Co. and President of Nalco Europe. */***


             *   Member, Audit Committee

            **   Member, Nominating Committee

           ***   Member, Compensation Committee

             All directors hold office until the next annual meeting of the Company's stockholders and until their successors are elected and qualified. In calendar year 1999, Dr. Lewis, Mr. Ferrer, Mr. Katz, and Mr. Sutley were each paid an annual retainer of $12,000 and received non-statutory stock options to purchase up to 12,000 shares, and no additional fees for attendance at meetings of the Board or Committees of the Board were paid to Directors in calendar year 1999. In calendar year 2000, directors who are not employees of the Company will be paid a retainer of $12,000 and such directors will receive non-statutory stock options to purchase up to 10,000 shares of Common Stock on the date of the annual meeting of the Company's stockholders at which such Outside Director is re-elected to the Board of Directors.

             The Board of Directors held five meetings during fiscal 1999. During fiscal 1999, the standing committees of the Board of Directors were the Audit Committee, the Compensation Committee and the Nominating Committee.

            The Audit Committee, which met on two occasions in fiscal 1999, is responsible for: (i) reviewing the Company's financial results and financial position and the scope and results of audits of the Company's financial statements; (ii) evaluating the Company's system of internal controls; (iii) meeting with independent auditors and with appropriate Company financial personnel concerning the Company's system of internal controls; (iv) recommending to the Board of Directors the appointment of the independent auditors; and (v) evaluating the Company's financial reporting activities and the accounting standards and principles followed in preparing the Company's financial statements.

            The Compensation Committee, which met on two occasions in fiscal 1999, is responsible for: (i) considering and recommending to the Board of Directors salaries, bonuses and other forms of compensation for corporate officers; (ii) performing such duties and exercising such authority which, under the terms of the Company's stock option plan and applicable law, may be assigned to a committee of the Board of Directors; (iii) considering and adopting changes in the Company's non-officer employee compensation structure; and (iv) considering and recommending to the Board of Directors changes in director compensation.

            The Nominating Committee, which did not meet in fiscal 1999, is responsible for: (i) recommending qualified candidates for election as directors of the Company, including the slate of directors which the Board of Directors proposes for election by stockholders at each annual meeting; (ii) recommending the structure and membership of the committees of the Board of Directors; and
(iii) recommending to the Board of Directors the appointment of new corporate officers. The Nominating Committee will consider recommendations of stockholders for nominees for election to the Company's Board of Directors if such nominations are submitted in writing and include the name and description of the qualifications of the nominee along with the reason for such nomination. Such nominations should be addressed to the Company at its Langhorne, Pennsylvania office to the attention of the Nominating Committee.

            In fiscal 1999, each of the incumbent directors attended at least seventy-five percent of the aggregate of all meetings of the Board of Directors and committees of which he was a member.

                                   PROPOSAL II

                     RATIFICATION OF APPOINTMENT OF AUDITORS

            Subject to stockholder ratification, the Board of Directors has appointed the firm of KPMG LLP as independent auditors to audit the Company's books and accounts for the fiscal year 2000. If the stockholders do not ratify this appointment, the appointment will be reconsidered by the Board of Directors.

            KPMG LLP has audited the Company's books and accounts since August, 1987. Audit services provided by KPMG LLP for the fiscal year ended October 31, 1999 included: examination of the Company's consolidated financial statements, limited reviews of interim reports, review of the Company's filings with the Securities and Exchange Commission and consultations on matters related to accounting, taxation and financial reporting. A representative of KPMG LLP is expected to be present at the Annual Meeting.

                       THE BOARD OF DIRECTORS UNANIMOUSLY
                     RECOMMENDS A VOTE FOR SUCH RATIFICATION


                                 OTHER BUSINESS

            The Board of Directors does not intend to present to the meeting any business other than the matters described in this proxy statement. If any other matter is presented to the meeting which under applicable proxy regulations need not be included in this proxy statement or which the Board of Directors did not know would be presented within a reasonable time before this solicitation, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

                          COMPENSATION COMMITTEE REPORT

Dear Stockholders:

            Responsibility for recommending compensation of the Company's executive officers for services rendered during fiscal 1999 rested with the Compensation Committee of the Company's Board of Directors. Those recommendations were then considered and approved by the Board.

            In recommending the compensation of the Company's executive officers, the Compensation Committee has adopted the philosophy that aligning compensation with each executive officer's contribution to Company-wide performance objectives and encouraging stock ownership result in optimal performance by its executive officers which, in turn, should positively affect the Company's future performance. The major components of the Company's executive officers' compensation are salary, cash bonuses, stock awards, and stock options. Salaries of the Company's executive officers tend to be set at the midpoint of industry peers, and stock option grants, stock awards, and cash bonuses are employed to enhance the competitiveness of compensation packages within the industry, to reward outstanding performance and to provide incentive for reaching further performance goals.

            For the Company's fiscal year 1999, the Compensation Committee analyzed the Company's operating results and progress towards achieving its long-term objective of becoming a leading developer and supplier of biological pesticide products. The Compensation Committee evaluated the Company's product sales, net loss, operating expenses and cash reserves. The Committee believed that the preceding four factors, considered as a whole without particular emphasis on any one factor, provided the primary criteria for quantitatively measuring the Company's performance. Long-term goals reviewed by the Compensation Committee included (1) progress in research and development programs, (2) expansion of product line and product distribution through internal means and/or external strategic alliances, and (3) managing the Company's current strategic alliances.

            With respect to the compensation of Mr. Reilly, the Company's Chairman and Chief Executive Officer, Mr. Reilly was paid $300,000 as salary during fiscal year 1998 and fiscal year 1999. While the Committee concluded that the Company did make progress during fiscal 1999 toward achievement of a number of its long-term objectives, the Company fell short of improving its operating results. While the Company's operating results were in line with the results achieved by the industry in which the Company participates, it is the Committee's view that the Chief Executive Officer bears responsibility for both the successes and the failures of the Company. Accordingly, the Committee did not recommend an increase in Mr. Reilly's salary and made no recommendations in connection with stock option grants or stock awards for Mr. Reilly in 1999.

            The Company continues to pursue raising additional capital funds and other strategic alliances to improve its working capital position and operating results and this focus will continue in 2000. Mr. Reilly is critical to the Company's efforts in this pursuit and the Committee recognizes the time and effort Mr. Reilly has dedicated to this area. In light of Mr. Reilly's importance to the Company, the Committee agreed to amend his severance compensation agreement by (i) providing for continuation of salary and benefits for a period of two years after his termination, as long as certain conditions are met, and (ii) providing for reimbursement of any taxes payable by Mr. Reilly as a result of "golden parachute" excise taxes.

            With respect to executive officers' compensation generally during fiscal 1999, the Compensation Committee primarily focused on the compensation of management-level employees at both comparable companies and at divisions of larger companies engaged in the same industry as the Company, and also considered the contribution made by each individual officer to the achievement of the Company-wide objectives outlined above.

            The Company has considered the effect of Internal Revenue Code
Section 162(m) and proposed regulations thereunder concerning the non-deductibility of certain executive compensation payments in excess of $1 million and has determined that the Company need not adopt a policy with respect thereto because none of its executive officers currently has compensation approaching $1 million per year, nor is it likely that any such officer will reach that level of compensation in the near future.

            It is our hope that you, the stockholders, will come to view our decisions on executive compensation as indicators of how your directors view both the individual contributions of each of the Company's executives and where the Company stands along its strategic path.

      Esteban A. Ferrer    Lowell N. Lewis (Chairman)    John R. Sutley


                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

             Mr. Esteban A. Ferrer served as a member of the Compensation Committee of the Board of Directors during the fiscal year ended October 31, 1999. He is a partner in the law firm of Paul, Hastings, Janofsky & Walker LLP which has represented the Company with respect to various legal matters since 1990.

                             EXECUTIVE COMPENSATION

COMPENSATION

            The following table sets forth the compensation for services rendered to the Company during the last three fiscal years by the Chief Executive Officer and each other executive officer of the Company whose aggregate annual salary exceeded $100,000 during the fiscal year ended October 31, 1999:

SUMMARY COMPENSATION TABLE

                                                                                 Long Term
                                                                                 Compensation
                                 Annual Compensation                             (Awards/Payouts)
                              --------------------------           ------------------------------------------------
                                                                                  Restricted         All Other
    Name and                                 Salary                  Options      Stock Awards      Compensation(1)
Principal Position             Year            ($)                     (#)             ($)               ($)
                              -----         --------                ---------     ------------      ---------------
James P. Reilly, Jr.,          1999           300,000                    -0-        -0-              149,945
Chairman and Chief             1998           300,000                400,000        $125,000 (3)       8,704
Executive Officer              1997           300,000                 75,000        -0-                7,125

Mary E. Paetzold,              1999            98,400                    -0-        -0-                4,949
Vice President,                1998           216,000                    -0-        -0-               32,500(4)
Chief Financial                1997           175,000                 10,000        -0-                7,087
Officer and Treasurer

Timothy B. Johnson             1999           125,000                    -0-        -0-                7,500
Vice President                 1998           124,167                125,000        -0-                7,983
Sales and Marketing            1997           117,667                 10,000        -0-                4,997


(1) Reflects the Company's contribution on behalf of such executive officer to the Company's 401(k) Profit Sharing Plan.

(2) Includes $139,871 reimbursed to Mr. Reilly for the payment of income taxes in connection with the accelerated vesting of a stock award granted to Mr. Reilly in 1998.

(3)    Mr. Reilly was granted 100,000 shares of Common Stock.

(4) Includes $25,000 paid to Ms. Paetzold in connection with the restructuring of certain employment arrangements.

            The Company does not have a defined benefit or actuarial pension plan and the Company does not have a long-term incentive plan.

            The Company maintains a severance compensation agreement with Mr. Reilly that provides that in the event Mr. Reilly's employment with the Company is terminated (as defined in the agreement) under certain circumstances the Company is obligated to continue to pay Mr. Reilly his salary and benefits for a period of two years.

                       OPTION GRANTS FOR LAST FISCAL YEAR

          There were no options granted to the executive officers of the Company in the 1999 fiscal year.


                    OPTION EXERCISE AND YEAR-END VALUE TABLE

 Aggregated Option Exercises in Last Fiscal Year and Full Year-End Option Value

                         Shares           Value          Number of Unexercised             Value of Unexercised
                       Acquired on      Realized           Options at Fiscal              In-the-Money Options at
        Name          Exercise (#)         ($)                 Year-End (#)                Fiscal Year End($)(1)
        ----          ------------      ---------      ----------------------------     ----------------------------
                                                       Exercisable    Unexercisable     Exercisable    Unexercisable
                                                       -----------    -------------     -----------    -------------
    J.P. Reilly, Jr.     None              N/A           311,333          296,667           57,133         114,267
    M.E. Paetzold        None              N/A            64,166            5,834            -0-            -0-
    T.B. Johnson         None              N/A            57,348           89,672           18,229          36,458


(1) The dollar values have been calculated based on the difference between the fair market value of the securities underlying the options at fiscal year end and the exercise prices of the options. For purpose of determining the fair market value of the in-the-money options at October 31, 1999, the fair market value of the Common Stock was $1.6875.

                                PERFORMANCE GRAPH

            The following is a line graph comparison of the Company's yearly percentage change in cumulative total shareholder return with that of the NASDAQ Composite Index and the Zacks Agricultural Operations Index, for the period beginning with October 31, 1994 and ending October 31, 1999.


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                   AMONG ECOGEN INC., NASDAQ COMPOSITE INDEX,
                    AND ZACKS AGRICULTURAL OPERATIONS INDEX*


                                  [LINE CHART]



                     STARTING
                       BASIS
DESCRIPTION            1994          1995         1996         1997          1998        1999
ECOGEN INC ($)      $   100.00   $    30.63   $    17.42   $    14.19   $     6.61   $     8.71

ZACKS      ($)      $   100.00   $   126.44   $   156.90   $   207.29   $   252.88   $   317.79

NASDAQ US  ($)      $   100.00   $   141.33   $   173.89   $   213.07   $   300.24   $   542.41


* Assumes an initial investment of $100. Total return assumes reinvestment of dividends. Included in the Zacks Index are AG Services of America Inc., Delta & Pine Land Co., Embrex, Inc., Neogen Corp., Northland Cranberries Inc. and U.S. Home & Garden Inc. Values are as of October 31 thereafter.

                             PRINCIPAL STOCKHOLDERS

            The following table sets forth information as of January 31, 2000, with respect to the beneficial ownership of the Common Stock by all persons known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, by each director and nominee for director, by each named executive officer, and by all current executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

               Name and Address (1)                            Number of Shares           Percentage of Class(2)
               -----------------                               ----------------           -------------------
         United Equities (Commodities) Company                      2,256,621                      18%
         Moses Marx, Philippe D. Katz
         160 Broadway
         New York, NY  10038 (2)(3)

         KA Investments LDC                                         1,506,820                      13%
         c/o Deephaven Capital Management
         1712 Hopkins Crossroads
         Minnetonka, MN  55303 (4)

         Goldsmith & Harris                                           978,537                       9%
         Philip W. Goldsmith, Jay R. Harris
         80 Pine Street
         New York, New York 10005 (5)

         Monsanto Company                                             943,397                       9%
         800 North Lindbergh Boulevard
         St. Louis, MO  63167

         Agroinvest Limited, Bioinvest Limited                        940,000                       9%
         Farlap Asset Management Limited
         Mrs. Luciana Price
         22 Grenville Street
         St. Helier, Jersey
         Channel Islands (6)

         James P. Reilly, Jr. (7)                                     469,727                       4%

         Timothy B. Johnson (8)                                        62,723                       *

         Mary E. Paetzold (9)                                          85,034                       *

         Esteban A. Ferrer (10)                                         5,800                       *

         Philippe D. Katz (11)                                         16,000                       *

         Lowell N. Lewis (12)                                           6,540                       *

         John R. Sutley (13)                                           12,040                       *

         All current executive officers and directors
         as a group (nine persons)
         (2), (7), (8), (9), (10), (11), (12), (13) and (14)        2,714,485                      22%

* Indicates amount is less than 1%.

(1) The addresses of all officers and directors of the Company listed above are in care of the Company. The Company's corporate headquarters are located at 2000 Cabot Boulevard West Suite # 170, Langhorne, Pennsylvania 19047. For purposes of calculating beneficial ownership, the Company relied upon reports filed with the Securities and Exchange Commission and upon its actual knowledge.

(2) Includes a five-year warrant to purchase up to 200,000 shares of Common Stock at $1.25 per share granted to the Momar Corporation. Mr. Marx is the President and a control person of Momar Corporation.

(3) Pursuant to Amendment No. 4 to Schedule 13D filed by Moses Marx and United Equities (Commodities) Company ("United Equities") on June 21, 1999, securities reported as being beneficially owned by United Equities include 534,833 shares of Common Stock. Includes 1,521,788 shares which United Equities has the right to acquire upon conversion of the Company's 8% Series 1998-C convertible Preferred Stock. Moses Marx has a 99% equity interest in United Equities, and has sole investment and voting power over, and is deemed to beneficially own the shares of Common Stock held by United Equities. Philippe Katz has a 0.5% equity interest in United Equities and may be deemed to beneficially own the shares of Common Stock held by United Equities.

(4) Includes shares which KA Investments LDC ("KA") has the right to acquire upon exercise of a warrant for 180,000 shares that expires in 2003 and a warrant for 120,000 shares that expires in 2004. Also includes 772,437 shares which KA has the right to acquire upon conversion of the Company's Series 1999-A 7% Convertible Preferred Stock.

(5) Pursuant to Schedule 13G filed by Goldsmith & Harris Incorporated ("G&H") on February 16, 2000, securities reported as being beneficially owned by G&H include 978,537 shares of Common Stock as of December 31, 1999. Included in the 958,137 shares are 20,000 shares owned by Philip W. Goldsmith and 214,300 shares owned by Jay R. Harris and members of his family. Mr. Goldsmith and Mr. Harris are control persons of G&H.

(6) Pursuant to Amendment No. 2 to Schedule 13D filed by Agroinvest Limited, Bioinvest Limited, Farlap Asset Management Limited and Mrs. Luciana Price ("Agroinvest Group") on November 18, 1999, securities reported as being beneficially owned by Agroinvest Group include 940,000 shares of Common Stock on November 1, 1999. Bioinvest Limited owns all of the outstanding stock of Agroinvest Limited. Farlap Asset Management Limited owns all of the outstanding stock of Bioinvest Limited. Mrs. Luciana Price owns all of the outstanding stock of Farlap Asset Management Limited. Bioinvest Limited currently is the record holder of 500,000 shares of Common Stock and currently holds 440,000 shares of Common Stock through a nominee.

(7) Includes 311,133 shares which Mr. Reilly has the right to acquire upon exercise of stock options which are exercisable on or within 60 days following January 31, 2000. Does not include 296,667 shares which Mr. Reilly has the right to acquire upon exercise of stock options which are not currently exercisable and not exercisable within 60 days following January 31, 2000.

(8) Includes 57,348 shares which Dr. Johnson has the right to acquire upon exercise of stock options which are exercisable on or within 60 days following January 31, 2000 Does not include 89,672 shares which Dr. Johnson has the right to acquire upon exercise of stock options which are not currently exercisable and not exercisable within 60 days following January 31, 2000.

(9) Includes 64,166 shares which Ms. Paetzold has the right to acquire upon exercise of stock options which are exercisable on or within 60 days following January 31, 2000. Does not include 5,834 shares which Ms. Paetzold has the right to acquire upon exercise of stock options which are not currently exercisable and not exercisable within 60 days following January 31, 2000. Includes 500 shares held by Ms. Paetzold's husband. Ms. Paetzold disclaims beneficial ownership of these shares.

(10) Includes 4,800 shares which Mr. Ferrer has the right to acquire upon the exercise of stock options which are exercisable on or within 60 days following January 31, 2000. Does not include 11,000 shares which Mr. Ferrer has the right to acquire upon exercise of stock options which are not currently exercisable and not exercisable within 60 days following January 31, 2000.

(11) Includes 1,000 shares which Mr. Katz has the right to acquire upon the exercise of stock options which are exercisable on or within 60 days following January 31, 2000. Does not include 11,000 shares which Mr. Katz has the right to acquire upon exercise of stock options which are not currently exercisable and not exercisable within 60 days following January 31, 2000. Does not include shares owned by United Equities of which Mr. Katz has a .5% equity interest. See Footnote 2 above.

(12) Includes 5,400 shares which Dr. Lewis has the right to acquire upon the exercise of stock options which are exercisable on or within 60 days following January 31, 2000. Does not include 11,000 shares which Dr. Lewis has the right to acquire upon exercise of stock options which are not currently exercisable and not exercisable within 60 days following January 31, 2000.

(13) Includes 12,000 shares which Mr. Sutley has the right to acquire upon exercise of stock options which are exercisable on or within 60 days following January 31, 2000. Does not include 11,000 which Mr. Sutley has the right to acquire upon the exercise of stock options which are not currently exercisable and not exercisable within 60 days following January 31, 2000.

(14) Gives full effect to stock options and warrants, which are presently exercisable, held by executive officers and directors.

                              CERTAIN TRANSACTIONS

            On January 24, 1996, the Company closed a transaction with Monsanto Company ("Monsanto") for, among other things, development of the Company's proprietary Bt technology. Under the terms of the agreement, Monsanto purchased 943,397 shares of Common Stock for $10.60 per share for an aggregate purchase price of $10 million. Monsanto has certain registration rights with respect to the shares of Common Stock. In addition, Monsanto has a right of first refusal to purchase securities from the Company in order to maintain its percentage ownership interest in the Company upon the occurrence of certain events involving the issuance of additional securities by the Company. In addition, on January 24, 1996, Monsanto acquired for $5 million certain rights to Ecogen's existing Bt strain library and insecticidal crystal protein gene library, and the intellectual property rights associated with such libraries including certain patents and patent applications (the "Bt Technology"). The Company maintains rights to the Bt Technology for applications other than in-plant uses. Monsanto did not acquire any rights to the Company's fermentation and formulation technology, insectary technology or technology related to the movement of Bt genes from Bt and back into Bt without foreign DNA. Monsanto and the Company are also parties to a Research and Development Agreement involving Bt Technology (the "R&D Program"). The R&D Program which terminated in January, 1999, provided Ecogen with $10 million of research funding. The results of the R&D Program are owned by Monsanto and licensed to Ecogen for use outside of in-plant applications. Under the terms of the agreement with Monsanto, Ecogen will share in the commercialization success of transgenic plants incorporating the Bt Technology. Monsanto shall pay a commercialization success fee based on sales revenue and license fees received by Monsanto from products which incorporate the Bt Technology or the results from the R&D Program.

            In May 1999, the Company sold 15,000 shares of Series 1999-A 7% convertible preferred stock (the "Preferred Stock") stated value $100 per share, to KA Investments LDC for net proceeds of $1.4 million. KA Investments LDC was issued five-year warrants to purchase 120,000 shares of Common Stock at $3.98 per share. Dividends are payable semi-annually in cash or stock at the option of the Company. The Preferred Stock has no voting rights except with respect to certain matters affecting the Company's preferred stock. At the election of KA Investments LDC, the Preferred Stock may be converted at various dates to shares of the Common Stock at the lesser of $3.69 per share or 95% of the average market price, as defined in the agreement, over a twenty-day period at the time of conversion. The Company, at its option, may redeem the preferred stock at 125% of the stated value.

If the Company is unable to issue sufficient shares of Common Stock within a specified period of time after KA Investments LDC has requested conversion, the dividend rate may increase and the Company may be required to issue additional warrants. Further, in certain circumstances, all of which are in the control of the Company, the Company may be required to redeem the shares at various premiums over stated value. In accordance with the terms of the Preferred Stock the Company recognized an assumed incremental yield of $.8 million in fiscal 1999 (calculated at the date of issuance based on the conversion formula in the agreement). Such amounts are being amortized as preferred stock dividends over a seven-month period beginning with the date of issuance. In January 2000, KA Investments LDC converted 5,500 shares of Preferred Stock into 498,744 shares of Common Stock.

           In December, 1999, the Company borrowed $1.5 million from The Berkshire Bank, a subsidiary of Berkshire Bancorp Inc. The loan was guaranteed by Momar Corporation in exchange for a five-year warrant to purchase up to 200,000 shares of Common Stock at $1.25 per share. Mr. Marx, a general partner in United Equities Company and United Equities (Commodities) Company, is a director of the The Berkshire Bank and President of Momar Corporation.

           Esteban A. Ferrer, a director of the Company since January, 1996, is a partner in the law firm of Paul, Hastings, Janofsky & Walker LLP which has represented the Company with respect to various legal matters since 1990.

           The Company believes that all of the foregoing transactions were entered into upon terms comparable to those which could have been obtained at that time from a third party in an arms' length transaction and furthermore have significantly contributed to the Company.

                             STOCKHOLDER INFORMATION

            Holders of Common Stock of record on February 7, 2000 will receive a copy of the Company's Annual Report to Stockholders for the fiscal year ended October 31, 1999. The Annual Report to Stockholders is not soliciting material and is not incorporated in this proxy statement by reference.


   ANY PERSON FROM WHOM PROXIES FOR THE MEETING ARE SOLICITED MAY OBTAIN FROM THE COMPANY, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 1999, BY WRITTEN REQUEST ADDRESSED TO ECOGEN INC., 2000 CABOT BOULEVARD WEST, LANGHORNE, PENNSYLVANIA 19047,
   ATTENTION: INVESTOR RELATIONS DEPARTMENT. THE ANNUAL REPORT ON FORM 10-K IS NOT SOLICITING MATERIAL AND IS NOT INCORPORATED IN THIS DOCUMENT BY REFERENCE.


                          FUTURE STOCKHOLDER PROPOSALS

            The Company must receive at its principal office before October 1, 2000, any proposal which a stockholder wishes to submit to the 2001 Annual Meeting of Stockholders, if the proposal is to be considered by the Board of Directors for inclusion in the proxy materials for that meeting.


                                    James P. Reilly, Jr.
                                    Chairman and Chief Executive Officer


March 6, 2000

                                   ECOGEN INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS

            James P. Reilly, Jr., and Michael Johnson, and each of them, with full power of substitution, are hereby authorized to represent and to vote the shares of Common Stock of Ecogen Inc. held of record by the undersigned on February 7, 2000 as directed on the reverse side and, in their discretion, on all other matters which may properly come before the Annual Meeting of Stockholders to be held on April 6, 2000, and at any adjournment as if the undersigned were present and voting at the meeting.

            Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

            The shares represented by this proxy will be voted as directed by the stockholder. WHERE NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR ALL ITEMS.

            (CONTINUED, AND TO BE SIGNED AND DATED, ON REVERSE SIDE.)

                                SEE REVERSE SIDE

      PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS

                                   ECOGEN INC.

                                  APRIL 6, 2000



               - Please Detach and Mail in the Envelope Provided -



PLEASE MARK YOUR
VOTES AS IN THIS
/ X / EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL ITEMS.

ITEM I.  ELECTION OF DIRECTORS                   FOR           WITHHELD

   DIRECTORS                                     / /             / /

For, except vote withheld from the following nominee(s):

-------------------------------------------------------

NOMINEES:          Esteban A. Ferrer
                   Philippe D. Katz
                   Lowell N. Lewis
                   James P. Reilly, Jr.
                   John R. Sutley

                                                   FOR      AGAINST   ABSTAIN

ITEM II. RATIFICATION OF THE APPOINTMENT OF       /  /        /  /       / /
            KPMG LLP AS INDEPENDENT AUDITORS.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


Signature                                        Dated:                  , 2000
          ---------------------------------            ------------------


-----------------------------------------        Dated:                  , 2000
           Signature if held jointly                   -----------------

IMPORTANT: (Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.